Exhibit 99.1

For more information, contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Director of Investor Relations
February 22, 2012	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS FOURTH QUARTER AND
FISCAL YEAR 2011 RESULTS
WEST DES MOINES, Iowa (February 22, 2012) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported operating income1 for the year 2011 of $133.7 million, or $2.12 per diluted common share, an increase of 23% over 2010 operating income of $108.9 million or $1.70 per diluted common share. 2011 fourth quarter operating income was $32.6 million, or $0.52 per diluted common share, an increase of 24% compared to 2010 fourth quarter operating income of $26.4 million or $0.41 per diluted common share. Operating earnings for the full year of 2011 were positively impacted by unlocking of assumptions utilized in the determination of deferred acquisition costs and deferred sales inducements which, as previously disclosed, increased third quarter 2011 operating income by $12.5 million or $0.20 per diluted common share.
Performance highlights for the fourth quarter and year of 2011 include:

•	Total invested assets grew 23% to $24.4 billion at December 31, 2011 compared to $19.8 billion at December 31, 2010.

•
Net investment income, the principal component of total revenues, grew to $1.22 billion for the year of 2011 and $324.3 million for the fourth quarter representing year over year growth of 18% and 17%, respectively.

•
2011 annuity sales were $5.1 billion ($4.8 billion net of coinsurance), and fourth quarter sales were $1.4 billion ($1.3 billion net of coinsurance) representing year over year growth of 9% for 2011 and a decline of 12% for the fourth quarter.

•	Risk-based capital (“RBC”) ratio of 346% at December 31, 2011, compared to 339% at December 31, 2010.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company's Annual Report on Form 10-K for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net income was $49.7 million and $86.2 million for the fourth quarter and full year of 2011, respectively, compared to $9.0 million and $42.9 million for the same periods in 2010.

•	Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) of $16.09 at December 31, 2011, compared to $15.33 at September 30, 2011.

•	Operating earnings return on average equity of 14.8% for the year of 2011.
Commented David J. Noble, founder and Executive Chairman of American Equity: “When I founded American Equity in 1995 the idea of producing over $5 billion in new annuity sales in a single year would have exceeded my highest expectations. We are very proud of this accomplishment. Good products, good producers and good service make for a winning formula in any market environment, including the difficult low interest rate, high equity market volatility environment of 2011.”
INVESTMENT SPREAD REMAINS STEADY DESPITE FALLING BOND YIELDS
American Equity earned an investment spread margin of 2.97% and 3.03% over the cost of money on annuity liabilities for the fourth quarter and year of 2011, respectively. Adjusted for non- recurring items, discussed below, the investment spread was 2.98% and 3.04% for the fourth quarter and year of 2011, respectively.
Temporary cash balances held during the fourth quarter of 2011 declined significantly to an average of $166 million, compared to third quarter 2011 average balances of $496 million. As a result, the cost to investment yield of such balances declined to 0.03% in the fourth quarter compared to 0.11% in the third quarter. The cost of money benefit from over hedging declined to 0.02% in the fourth quarter compared to 0.05% in the third quarter.
Yields on purchases of new fixed income securities in the fourth quarter of 2011 continued to fall to an average of 4.30% on $1.3 billion of total purchases. For 2011 a total of $6.9 billion of new fixed income securities were purchased with an average yield of 5.10%. Yields on new commercial mortgage loans remained relatively attractive at 5.59%. New loans made during the fourth quarter declined to $77 million compared to $133 million in the third quarter. For 2011 a total of $554 million of new commercial mortgage loans were made at an average yield of 5.73%.
Commented Wendy C. Waugaman, American Equity's Chief Executive Officer and President: “In 2011 American Equity more than met its goals in both sales and earnings. We were proactive in managing rate adjustments, which allowed us to achieve spread targets despite significant declines in yields available to us on new investments. The result was record operating earnings and a best-in-class return on equity.”
2012 INVESTMENT SPREAD OUTLOOK
As previously announced American Equity reduced policyholder crediting rates on sales of new annuities as well as renewal rates on existing annuities. These rate cuts were implemented in the fourth quarter of 2011. While new money rate cuts take effect immediately upon implementation, renewal rate adjustments take effect on policyholder anniversary dates over the twelve months following the implementation date. Thus, the expected benefit from the renewal rate cuts, which is an estimated improvement of 15-25 basis points in the cost of money on policyholder liabilities, is reflected only to an immaterial extent in fourth quarter 2011 spread results. 2012 spread results are expected to reflect this benefit to an increasing degree; however, such improvements in the cost of money may be offset by continued lower yields available on new investments including reinvestment of proceeds from calls for redemption of the company's callable U.S. agency bonds. Management believes there is sufficient capacity to further reduce policyholder rates if necessary to enable the company to continue to meet spread targets in 2012.
A.M. BEST AFFIRMS “A- EXCELLENT” RATING, STABLE OUTLOOK
In January 2012 A.M. Best Co. (“A.M. Best”) affirmed the “A- Excellent” financial strength ratings assigned to American Equity's life subsidiaries with a stable outlook. As the basis for its decision A.M. Best cited “American Equity's leading role in the fixed indexed annuity marketplace, strong risk-adjusted capitalization, continued positive trends of statutory and GAAP operating earnings and strong surrender protection charges to mitigate potential disintermediation risk.” In addition A.M. Best commented favorably on the company's growth and diverse distribution relationships.
RETIREMENT OF $46.3 MILLION OF 5.25% CONVERTIBLE SENIOR NOTES
American Equity retired $46.3 million of the remaining $74.5 million principal amount outstanding on the company's 5.25% Senior Convertible Notes due 2024 on the first put date of December 15, 2011. This amount was paid from cash and cash equivalents held at the parent company for this purpose. The company's $160 million line of credit remains undrawn and fully available. The retirement of debt helped reduce the company's adjusted debt to capital ratio to 22.3% at December 31, 2011 compared to 25.2% at September 30, 2011.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss 2011 earnings on Thursday, February 23, 2012, at 9 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 1-866-825-1709, passcode 39670014 (international callers, please dial 1-617-213-8060). An audio replay will be available via telephone through March 15, 2012 at 1-888-286-8010, passcode 59661466 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, visit www.american-equity.com.
###

American Equity Investment Life Holding Company

Net Income (Loss)/Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$2,820	$2,871	$12,151	$11,982
Annuity product charges	18,930	16,402	76,189	69,075
Net investment income	324,272	277,876	1,218,780	1,036,106
Change in fair value of derivatives	92,269	201,604	(114,728)	168,862
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	698	1,462	(18,641)	23,726
OTTI losses on investments:
Total OTTI losses	(9,834)	(3,197)	(20,180)	(19,544)
Portion of OTTI losses recognized in other comprehensive income	(6,451)	(12,639)	(13,796)	(4,323)
Net OTTI losses recognized in operations	(16,285)	(15,836)	(33,976)	(23,867)
Loss on extinguishment of debt	—	—	—	(292)
Total revenues	422,704	484,379	1,139,775	1,285,592

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,588	1,622	7,870	8,251
Interest sensitive and index product benefits (b)	154,440	148,376	775,757	733,218
Amortization of deferred sales inducements (c)	48,889	38,357	71,781	59,873
Change in fair value of embedded derivatives	33,031	142,463	(105,194)	130,950
Interest expense on notes payable	7,910	7,861	31,633	22,125
Interest expense on subordinated debentures	3,542	3,700	13,977	14,906
Interest expense on amounts due under repurchase agreements	25	—	30	—
Amortization of deferred policy acquisition costs (c)	78,323	62,408	143,478	136,388
Other operating costs and expenses	17,518	65,715	67,529	114,615
Total benefits and expenses	345,266	470,502	1,006,861	1,220,326
Income before income taxes	77,438	13,877	132,914	65,266
Income tax expense	27,739	4,839	46,666	22,333
Net income (b) (c)	49,699	9,038	86,248	42,933
Net realized gains (losses) and net OTTI losses on investments, net of offsets	5,616	4,687	18,354	379
Lawsuit settlement	—	27,297	—	27,297
Convertible debt retirement, net of income taxes	—	—	—	171
Net effect of derivatives and other index annuity, net of offsets	(22,713)	(14,628)	29,051	38,167
Operating income (a) (b) (d)	$32,602	$26,394	$133,653	$108,947

Earnings per common share (b) (c)	$0.83	$0.15	$1.45	$0.73
Earnings per common share - assuming dilution (b) (c)	$0.79	$0.14	$1.37	$0.68
Operating income per common share (a) (b) (d)	$0.55	$0.45	$2.25	$1.86
Operating income per common share - assuming dilution (a) (b) (d)	$0.52	$0.41	$2.12	$1.70

Weighted average common shares outstanding (in thousands):
Earnings per common share	59,641	58,757	59,482	58,507
Earnings per common share - assuming dilution	63,582	65,054	63,619	64,580
See notes on page 2.

American Equity Investment Life Holding Company

Operating Income
Three months ended December 31, 2011 (Unaudited)

		Adjustments
	As Reported (c)	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a) (d)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$2,820	$—	$—	$2,820
Annuity product charges	18,930	—	—	18,930
Net investment income	324,272	—	—	324,272
Change in fair value of derivatives	92,269	—	(93,544)	(1,275)
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	698	(698)	—	—
Net OTTI losses recognized in operations	(16,285)	16,285	—	—
Total revenues	422,704	15,587	(93,544)	344,747

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,588	—	—	1,588
Interest sensitive and index product benefits	154,440	—	—	154,440
Amortization of deferred sales inducements	48,889	2,613	(19,981)	31,521
Change in fair value of embedded derivatives	33,031	—	(9,132)	23,899
Interest expense on notes payable	7,910	—	—	7,910
Interest expense on subordinated debentures	3,542	—	—	3,542
Interest expense on amounts due under repurchase agreements	25	—	—	25
Amortization of deferred policy acquisition costs	78,323	4,253	(29,051)	53,525
Other operating costs and expenses	17,518	—	—	17,518
Total benefits and expenses	345,266	6,866	(58,164)	293,968
Income before income taxes	77,438	8,721	(35,380)	50,779
Income tax expense	27,739	3,105	(12,667)	18,177
Net income	$49,699	$5,616	$(22,713)	$32,602

Earnings per common share	$0.83			$0.55
Earnings per common share - assuming dilution	$0.79			$0.52

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, the settlement of a class action lawsuit and loss on extinguishment of debt. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
The year ended December 31, 2011 includes an adjustment recorded in the first quarter of 2011 to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million and increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

(c)
The year ended December 31, 2011 includes benefit from unlocking which reduced amortization of deferred sales inducements by $5.0 million and amortization of deferred policy acquisition costs by $9.1 million and increased net income, earnings per common share and earnings per common share - assuming dilution by $9.1 million, $0.15 per share and $0.14 per share, respectively.

(d)
The year ended December 31, 2011, includes benefit from unlocking which reduced amortization of deferred sales inducements by $7.3 million and amortization of deferred policy acquisition costs by $12.1 million and increased operating income, operating income per common share and operating income per common share - assuming dilution by $12.5 million, $0.21 per share and $0.20 per share, respectively.